Exhibit 99.1

         New York Community Bancorp, Inc. To Complete The Acquisition of
                  Long Island Financial Corp. at 5:00 PM Today

     WESTBURY, N.Y.--(BUSINESS WIRE)--Dec. 30, 2005--New York Community Bancorp, Inc. (NYSE:NYB) today announced that its acquisition of Long Island Financial Corp. ("Long Island Financial") will be completed at 5:00 p.m. today, December 30, 2005. In accordance with the Agreement and Plan of Merger announced on August 1, 2005, Long Island Financial will merge with and into New York Community Bancorp, Inc. and Long Island Financial's primary subsidiary, Long Island Commercial Bank, will commence operation as a full-service commercial bank subsidiary of New York Community Bancorp, Inc. under the name "New York Commercial Bank."
     Based upon a fixed exchange ratio of 2.32 shares of New York Community Bancorp, Inc. stock for each share of Long Island Financial stock outstanding, approximately 4.1 million shares of stock will be issued in the merger transaction, bringing the number of New York Community Bancorp, Inc. shares outstanding to approximately 269.6 million.
     Reflecting the acquisition, New York Community Bancorp, Inc. will have assets of approximately $26 billion and a network of 153 banking offices spanning the New York metropolitan region, including 12 offices of New York Commercial Bank, its new commercial bank subsidiary, and 141 offices of its savings bank subsidiary, New York Community Bank. The third largest thrift depository in the New York metropolitan region, New York Community Bank operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. Additional information about New York Community Bancorp and its bank subsidiaries is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Investor Relations
             Ilene A. Angarola, 516/683-4420